EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in the Annual Report of Asiamart, Inc. on Form 10-K of our report dated March 30, 2007 on our audits of the financial statements of Asiamart Inc. and Subsidiaries as of December 31, 2006 and for the year then ended, which our reports are incorporated in the Form 10-K.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California

April 4, 2007